Exhibit 10.1

April 19, 2018

Franklin W. Hobbs

Via email

Dear Fritz,

On behalf of Ribbon Communications Inc. (“Ribbon”) and Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company, a wholly owned subsidiary of the Company (“RCOC” and Ribbon and RCOC, together with its affiliates who may employ you from time to time, the “Company”), I am pleased to provide you with this written offer of employment as the Company’s President and Chief Executive Officer (this “Agreement”).

1.                                      Compensation.

(a)  Base Salary.  Your initial base salary (“Base Salary”) will be at the annualized rate of $500,000, less applicable state and federal withholdings, paid bi-weekly in accordance with the Company’s normal payroll practices, subject to adjustment from time to time as determined by Board of Directors of Ribbon (“Board”) or Compensation Committee of the Board (the “Committee”).

(b)  Annual Bonus.  You will be eligible to receive annual target variable compensation in an amount equal to your then current Base Salary based on corporate and/or individual objectives (“Annual Bonus”).  The Annual Bonus for 2018 will be based on achievement of certain adjusted EBITDA objectives determined by the Board or the Committee.  The performance objectives to achieve your Annual Bonus after 2018 will be established by the Board or Compensation Committee in its discretion.  Your Annual Bonus, if any, shall be paid as soon as practicable following Ribbon’s public disclosure of its financial results for the applicable bonus period and the Board’s or Committee’s approval of a bonus under the then-applicable Ribbon Communications bonus plan, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you).

(c)  Sign-On Restricted Share Units.  Subject to Board or Committee approval, you will be granted 150,000 restricted share units (“RSUs”) as a sign-on award (the “Sign-On RSUs”) under Ribbon’s Amended and Restated Stock Incentive Plan (the “Plan”). The grant date will be the date of Board or Committee approval, or the first business day thereafter if that day is not a business day.  The Sign-On RSUs will vest on December 31, 2018, subject to your continued employment with the Company through such date. You will be required to enter into a restricted share unit agreement on Ribbon’s standard form (except with respect to terms otherwise specified herein or in the Severance Agreement or otherwise agreed with the Company) in connection with the grant of the Sign-On RSUs.

(d)  2018 Annual Equity Award.  In accordance with the Committee’s approval:

(i) You will be granted 195,000 time-vesting RSUs as compensation for 2018 (the “2018 RSUs”) under the Plan.  The 2018 RSUs will vest ratably in annual installments over a three-year period with the first installment on December 31, 2018, subject to your continued employment with the Company through the applicable vesting date.  You will be required to enter into a restricted share unit agreement on Ribbon’s standard form (except with respect to terms otherwise specified herein or in the Severance Agreement or otherwise agreed with the Company) in connection with the grant of the 2018 RSUs.

(ii) You will be granted 195,000 performance share units as compensation for 2018 (the “2018 PSUs”) under the Plan. The 2018 PSUs will vest based on (A) the achievement of adjusted EBITDA and synergy goals of

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Ribbon and its subsidiaries for 2018, as determined by the Board or Committee (the “2018 Performance Goals”), and (B) your continued employment with the Company through December 31, 2020. At the first regularly scheduled meeting following the receipt of information sufficient to determine the attainment of the 2018 Performance Goals, the Board or Committee shall meet to certify the achievement of the 2018 Performance Goals and the number of shares eligible to be received under the 2018 PSUs, subject to the remaining terms and conditions thereof.  You will be required to enter into a performance share unit agreement in the Company’s standard form (except with respect to terms otherwise specified herein or in the Severance Agreement or otherwise agreed with the Company) in the in connection with the grant of the 2018 PSUs.

2.                                      Benefits.  During your employment with the Company, you will be entitled to the following benefits:

(a)                     You will be entitled to vacation consistent with Company policy and limitations;

(b)                     You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401(k) program and equity incentive plans.  The Company retains the right to change, add or cease any particular benefit for its employees; and

(c)                      The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

3.                                      Employment Relationship.  For purposes of this Agreement, your employment commenced on January 1, 2018. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time.  Employment at the Company is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason.  As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.  As the Company’s organization evolves, its reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine, in addition to performing duties and responsibilities reflected above.

4.                                      Termination and Eligibility for Severance.  Concurrent with this Agreement, the parties acknowledge and agree that they will enter into a severance agreement in substantially the form attached hereto as Attachment 1 (the “Severance Agreement”).  Except as set forth in the Severance Agreement, you will not be entitled to any severance or other termination payments or benefits from the Company or any of its affiliates.

5.                                      Previous Employment.  By accepting employment with the Company, you represent the following: (a) any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you; (b) you will not use or disclose any confidential information in breach of any agreement you may have with a previous employer or any other person; and (c) you are not bound by the terms of any non-competition, non-solicitation, confidentiality or non-disclosure agreement with a previous employer or other party.

6.                                      Confidentiality.  The Company considers the protection of its confidential information and proprietary materials to be very important.  Therefore, as a condition of your employment, you and the Company will become parties to the Confidentiality, Non-Competition and Assignment of Inventions Agreement, as set forth on Attachment 2 hereto.  This attached agreement must be signed and returned to the Company as soon as practicable following the date hereof.

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7.            Indemnity.  As an executive of the Company, the Company will provide you with an Indemnity Agreement on the Company’s standard form.

8.                                      General.

(a)                                 This Agreement, together with the agreements referenced herein, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)                                 This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(c)                                  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.  Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(d)                                 This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(e)                                  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: Ribbon Communications Legal Department, 3605 E. Plano Parkway, Plano, Texas 75074, and to you at the most current address we have in your employment file.  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)                                   Arbitration.

i.                Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the Commonwealth of Massachusetts, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.               The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.            The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney.

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iv.           The parties agree that this Section 8(f) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 8(f) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v.              The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(g)                                  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

(h)                                 The Company is an equal opportunity employer.

9.                                      Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

/s/ Kim Fennebresque
Kim Fennebresque
On behalf of Ribbon Communications, Inc. and Sonus Networks, Inc.

Accepted by:

/s/ Franklin W. Hobbs
Franklin W. Hobbs
Date: 4/19/18

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Attachment 1

[SEE EXHIBIT 10.2]

Attachment 2

Confidentiality, Non-Competition

And Assignment of Inventions Agreement

In consideration for my employment by Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company, a wholly owned subsidiary of Ribbon Communications Inc., (referred to herein as “Ribbon” or the “Company”), the promises the Company makes in this Confidentiality, Non-Competition and Assignment of Inventions Agreement (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.                                      Recognition of Company’s Rights; Non-Disclosure.   I understand and acknowledge that the Company possesses Proprietary Information (defined below), which the Company agrees to disclose to me in exchange for my covenants under this Agreement.  I acknowledge and agree that the Company’s Proprietary Information (1) is secret and not a matter of knowledge in the industry; (2) gives the Company an advantage over competitors who do not know or use the Proprietary Information; (3) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Proprietary Information; and (4) is a valuable and special and unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information, directly or indirectly, at any time in the future except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless an executive member of the Company or the Board of Directors of the Company expressly authorizes such disclosure in writing.    I understand that notwithstanding the foregoing, nothing in this Agreement prohibits me from communicating with government agencies or participating in government agency investigations or proceedings, and nothing herein limits my right to receive an award for information provided to the Securities and Exchange Commission. I understand that I am not required to notify the Company of any such communications; provided however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to attorney client privilege.

I hereby assign to the Company any rights I may have or acquire in the Company’s Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and in any event must be returned to the Company upon my separation date, and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies.  By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my employment with the Company, except as expressly permitted by the Board of Directors of the Company during the term of my employment, at the time of my termination, or subsequent to my termination; (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and customers that were learned or discovered by me during the term of my employment with the Company, except as expressly permitted by the Board of Directors of the Company during the term of my employment, at the time of my termination, or subsequent to my termination; and (c) information regarding the skills and compensation of other employees of the Company.

I understand and acknowledge that my non-disclosure obligations described above are subject to the following immunity provisions of the Defend Trade Secrets Act of 2016:

I.                                        Immunity.  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:

(A)                               is made

(i)                                     in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii)                                  solely for the purpose of reporting or investigating a suspected violation of law; or

(B)                               is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

II.                                   Use of Trade Secret Information in an Anti-Retaliation Lawsuit.   An individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:

(A)                               files any document containing the trade secret under seal; and

(B)                               does not disclose the trade secret, except pursuant to court order.

2.                                      Specialized Training and Knowledge.  During my employment the Company will provide me with specialized training and knowledge regarding the Company’s Proprietary Information as well as regarding the Company’s specific operations, products and services.  I recognize the value of this training and knowledge and agree that it is a material benefit to me.  I acknowledge and agree that I have not previously received this training and knowledge from the Company, and that I would not receive this training and knowledge from the Company but for my signing of this Agreement.

3.                                      Third Party Information.  I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, directly or indirectly, at any time in the future, except in connection with my work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

4.                                      Assignment of Intellectual Property.

(a) I hereby assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts and other intellectual property (and all Proprietary Rights with respect thereto) (collectively, “Intellectual Property”), whether or not patentable or registrable under patent, copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, (i) at the direction of the Company, (ii) during the performance of my duties of employment, (iii) on Company time, (iv) using Company’s equipment, materials, supplies, facilities or Proprietary Information, or (v) that, at the time of conception, authorship, development, or reduction to practice of the Intellectual Property, relate to the business of the Company as conducted (or as proposed to be conducted) or the actual or demonstrably anticipated research or development of the Company, during the period of my employment with the Company.  The only Intellectual Property excluded from this provision are those which are set forth in Exhibit A to this Agreement, or the assignment of which are prohibited pursuant to applicable law.  I have attached, as Exhibit A, a list specifically describing all inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts, and other intellectual property that:

(i)                                      I made, alone or jointly with others, prior to employment with Company;

(ii)                                   belong to me, in which I have an ownership interest, or which are owned in whole or in part by another company, organization, or other entity of which I have an ownership interest; and

(iii)                                are not assigned to Company (collectively, “Retained Intellectual Property”);

provided that if no such list is attached, I represent that there is no such Retained Intellectual Property.

To preclude any possible uncertainty, I have also set forth on Exhibit A attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, in which I have assigned my ownership interest to a third party and that I wish to have excluded from the scope of this Agreement; provided that if no such list is attached, I represent that there are no such inventions.  If disclosure of any such invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such inventions in Exhibit A but am to inform the Company that all inventions have not been listed for that reason.

All Intellectual Property assigned to the Company by this Section 4 is hereinafter referred to as “Company Intellectual Property.”

(b)                                 License of Retained Intellectual Property. If in the course of my employment with the Company, the Company incorporates into any Company product, process or machine any Retained Intellectual Property, I hereby grant and the Company shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, create derivative works of, improve, use, import, export, and sell such Retained Intellectual Property as part of or in connection with such product, process or machine.  I agree to and do hereby assign to Company any and all right, title, and interest in and to any and all modifications, improvements, and other derivative works made by or on behalf of Company to any such Retained Intellectual Property that is licensed to Company pursuant to this Section 4, and thus any and all such modifications, improvements, and other derivative works are deemed Company Intellectual Property.

(c)                                  I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright (“Works”) are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).   If for any reason any such Works or any part thereof would not or cannot be considered a “work made for hire” under applicable law, I agree to and do hereby sell, assign, and transfer to Company, its successors and assigns, the entire right, title and interest in and to the copyright in such Work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating that Work, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world.  I hereby waive, as against Company, its successors, assigns and licensees, all moral rights which I have or acquire in respect of all such Works.  I agree to enforce the moral rights as against others as directed by and at the cost of Company or its successor-in-title of the copyright in the Works.

(d)                                 I acknowledge and agree that the Company is not obligated to commercialize any Company Intellectual Property, and that if I desire to independently commercialize any of said Company Intellectual Property, I must request and obtain a written license from the Company beforehand, which license request may be declined by the Company in its sole discretion.

5.                                      Enforcement of Proprietary Rights.   During my employment and after my separation from the Company for any reason whatsoever, I agree that I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Intellectual Property, including without limitation inventions, in any and all countries.  To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In addition, the Company will provide me with reasonable notice of the need for assistance when feasible and agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by me when possible.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.                                      Obligation to Keep Company Informed.  During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Intellectual Property, including without limitation inventions.  In addition, I will disclose all patent applications filed by me during the three (3) years after termination of my employment with the Company.

7.                                      Other Activities; Non-Solicitation; Non-Compete; Non-Disparagement.  In consideration of the sign-on restricted share units, 2018 annual equity award and my expectation of future long term incentives during the term of my continued service (as agreed form time to time between me and the Company), for the Company’s promises to disclose its Proprietary Information to me and to provide me with specialized training and knowledge, and as part of the agreement between the Company and me regarding the Company disclosing its Proprietary Information to me and providing me with specialized training and knowledge, I agree as follows:

(a)                                 During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, or have any interest in, any person, corporation, firm, or other entity that competes with the Company in the business of the Company as conducted in Massachusetts, Texas or in any other state in the United States (including, without limitation, all parishes and municipalities of Louisiana set forth on Exhibit B to this Agreement), or in any country in the world where the Company conducts material business or where the Company has taken active steps to commence conducting material business, nor shall I engage in any other activities that conflict with my obligations to the Company; provided that I shall be permitted to acquire a passive stock or equity interest in such an entity provided the stock or other equity interest acquired is not more than one percent (1%) of the outstanding interests in such entity.

(b)                                 During the term of my employment and for a period of one (1) year after my employment with the Company is terminated for any reason whatsoever  I will not directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type:  hire, solicit, assist, aid, induce, or in any way encourage any then-current employee or consultant of the Company or any affiliate or subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary; directly or indirectly hire or solicit the services of any former employee of the Company or any affiliate or subsidiary of the Company whose employment has been terminated for less than six (6) months; and/or induce or attempt to induce any other then-current employee of Company to work for, render services or provide advice to or supply Proprietary Information belonging to Company to any person or entity other than Company.

(c)                                  During the term of my employment, and for twenty-four (24) months after my employment with the Company is terminated for any reason whatsoever, I will not, directly or indirectly, compete with the business of the Company or its successors or assigns in Massachusetts, Texas or in any other state in the United States (including, without limitation, all parishes and municipalities of Louisiana set forth on Exhibit B to this Agreement), or in any country in the world where the Company conducts material business or where the Company has taken active steps to commence conducting business; provided that I shall be permitted to acquire a passive stock or equity interest in such an entity provided the stock or other equity interest acquired is not more than one percent (1%) of the outstanding interests in such entity.  The term “not compete” as used herein means that I will not directly or indirectly, as an owner, manager, officer, director, employee, consultant, or stockholder, engage in a business substantially similar to or competitive with the business of the Company or such other business activity in which the Company may substantially engage during the term of my employment.

(d)                                 For a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, contact, call upon, communicate with, or attempt to communicate with, any Customer of the Company in order to influence a Customer to divert its business to any competitor of the Company or otherwise damage the Company’s relationship with a Customer in any way.  For purposes of this Section 7(d), “Customer” shall mean any company or business entity that the Company had contact with or performed services for during the last twelve (12) months of my employment with the Company.

(e)                                  I agree that following the termination of my employment with the Company, I will not access the Company’s computer systems, download files or any information from the Company’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company or any data stored on the Company’s computer systems.

(f)                                   I agree that if I should later claim any portion of Section 7 is unclear, unenforceable, overbroad or inapplicable to any activity in which I intend to engage, I must notify the Company, in writing, of my position at least fourteen (14) calendar days before engaging in such activity.  During the 14-day period, I must meet face-to-face with the Company’s authorized representative, in good faith, to discuss resolution of the issue.  A mediator may be hired, at the Company’s expense, to facilitate the discussion.  If I fail or refuse to comply with this conflict resolution provision, I waive my right to challenge the scope, clarity, applicability, breadth or enforceability of Section 7 and all of its restrictions.  However, all of my rights will be reserved if I comply with this provision even if no agreement is reached during the conference.  Notwithstanding the foregoing provisions of this Section 7, nothing herein shall prevent the Company from seeking and obtaining immediate injunctive relief under Section 10, with or without prior notice to me, from any court of competent jurisdiction, prior to conducting the face-to-face meeting provided for herein.

(g)                         I agree that during and following the term of my employment with the Company, I will not make any private or public statements or comments about the Company and/or its products, services,  practices, directors, officers, agents, representatives, or equity holders in any form, oral, written or electronic, which could constitute libel, slander, or disparagement or which may be considered to be derogatory or detrimental to the name or business reputation of the Company and/or its products, services,  practices, directors, officers, agents, representatives, or equity holders; provided, however, that the terms of this subparagraph shall not apply to truthful statements required of you by law and/or communications between you and your spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure.

8.                             Third-Party Agreements and Rights.  I represent that I am not bound by the terms of any agreement with any previous employer or other party which restricts in any way my use or disclosure of confidential and proprietary information belonging to a previous employer or another party or which will restrict in any way my performance of any job duties, except as I have disclosed in Exhibit C to this Agreement prior to its acceptance by the Company.  I have delivered to the Company true and complete copies of any agreements listed on Exhibit C.  I represent to the Company that my execution of this Agreement, my employment with the Company and the performance of my duties for the Company will not violate any obligations I may have to any previous employer or other party.  In my work for the Company, I will not disclose or make use of any information in violation of any agreements with or rights of any previous employer or other party, and I will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

9.                             Return of Company Documents and Equipment.  I agree that when my employment is terminated for any reason, I will immediately return all Company owned equipment and documents (paper and electronic) to the Company including, but not limited to, drawings, notes, memoranda, specifications, devices, and formulas, together with all copies thereof, and any other material containing or disclosing any Company Intellectual Property, including without limitation any inventions, Third Party Information, or Proprietary Information of the Company.  I further agree that any property, including computers, situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

10.                      Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company and because any breach of the covenants under Section 7 would likely result in irreparable damage to the Company for which remedies at law would likely be inadequate, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond (or other security) and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11.                      Authorization to Notify New Employer.  I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company for any reason whatsoever.

12.                      Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

If to the Undersigned:

Most recent address on Company’s records.

If to the Company:

Ribbon Legal Department
3605 E. Plano Parkway
Plano, Texas 75074

13.                      General Provisions.

(a)                        Governing Law.  This Agreement will be governed by and construed according to the laws of the State of Massachusetts without regard to conflicts of law principles of any jurisdiction.

(b)                        All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement

(c)                         Venue/Jurisdiction:  I agree to waive my right to a jury trial and to submit all unresolved disputes regarding this Agreement, and my employment, or the termination thereof, to trial before a judge of the appropriate state or federal court of the county in which I was last employed with the Company.  If the presiding court refuses to enforce the foregoing jury waiver, I alternatively agree to submit all disputes to binding arbitration under the authority of the Federal Arbitration Act in accordance with the then applicable rules of the American Arbitration Association.

(d)                        Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.  As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant or contractor. By executing this Agreement, I also acknowledge that: (i) I am not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; and (ii) I knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.

(e)                         Severability.

(i)                   I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(ii)                I understand and agree that Sections 1, 4 and 7 of this Agreement are each to be enforced to the fullest extent permitted by law.  Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 1, 4 or 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable; provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made.  If, however, Section 1, 4 or 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In the event a court determines that I have violated one of the post-employment, time-limited restrictions contained in Section 1, 4 or 7, then the time-limitation for the violated restriction shall be extended by one day for each day I am found to be in violation up to a maximum of one year.

(f)                          Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns

(g)                         Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(h)                        Employment.  I agree and understand that the nature of my employment, i.e., whether it is “at-will” or for a “term” is not defined by this Agreement but is determined by separate agreement between myself and the Company, if any.  Nothing contained herein is intended to modify the nature of my employment relationship with the Company from being either “at-will” or for a “term,” whichever my employment relationship may be.

(i)                            Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(j)                           Headings.  The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

I UNDERSTAND THAT THIS AGREEMENT, INTER ALIA, AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, PROHIBITS ME FROM COMPETING WITH THE COMPANY FOR TWENTY FOUR (24) MONTHS AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON, AND PROHIBITS ME FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A AND EXHIBIT C TO THIS AGREEMENT.

Dated:	4/19, 2018.

Signature of Employee:	/s/ Franklin W. Hobbs

Printed name of Employee:	Franklin W. Hobbs

Address of Employee:

ACCEPTED AND AGREED TO BY THE COMPANY:

By:	/s/ Kim Fennebresque

Name:	Kim Fennebresque

Title:	Chairman, Compensation Committee, Ribbon Board of Directors

EXHIBIT A

1.                              The following is a complete list of all inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts, and other intellectual property that I made, conceived, authored, developed, or reduced to practice, alone or jointly with others, prior to my employment by the Company that I desire to be deemed Retained Intellectual  Property under Section 4 of the Company’s Confidentiality, Non-Competition and Assignment of Inventions  Agreement.

☐    No such inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts, and other intellectual property to be deemed Retained Intellectual Property.

☐    See below:

☐    Additional sheets attached.

2.                              The following is a complete list of all inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts, and other intellectual property that I made, conceived, authored, developed, or reduced to practice, alone or jointly with others, prior to my employment by the Company in which I have assigned my ownership interest to a third party.

☐    No such inventions, original works of authorship (including software source code), trade secrets, designs, developments, improvements, concepts, and other intellectual property.

☐    See below:

☐    Additional sheets attached.

3.                              I propose to bring to my employment the following materials and documents of a former employer:

☒    No materials or documents.

☐    See below:

Signature:	/s/ Franklin W. Hobbs
Date:	4/19/18

INVENTION DISCLOSURE

Invention Disclosure #

Inventors:                   1.

                    2.

                    3.

Title of Invention:

Problem solved by invention:

Invention Description:

Add additional signed, witnessed, and dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company? Yes ☐ No ☐

Inventor Signature:	Date:

Witness Signature:	Date:

EXHIBIT B

Louisiana Parishes and Municipalities

Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.

EXHIBIT C

Please either list or attach any agreements with any previous employer or other party referred to in Section 8 above which restrict in any way your use or disclosure of information belonging to a previous employer or another party or which will restrict in any way your performance of any job duties at the Company: